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                                                                Exhibit 7(c)(1)
                          RE:

                                LEXINGTON CORPORATE PROPERTIES, INC.
                                355 LEXINGTON AVENUE
                                NEW YORK, NY 10017
[FRB LETTERHEAD]



FOR FURTHER INFORMATION:


  AT THE COMPANY             AT FINANCIAL RELATIONS BOARD
  -----------------          --------------------------------------------------
  T. Wilson Eglin            Laurie Berman   Stephanie Mishra   Gil Faggen
  President                  (General Info.) (Analyst Info.)    (Media Info.)
  (212) 692-7260             (212) 661-8030  (312) 266-7800     (212) 661-8030

  FOR IMMEDIATE RELEASE
  February 4, 1997


                      LEXINGTON CORPORATE PROPERTIES, INC.
                             TO CONTEST ARBITRATION

New York, NY -- February 4, 1997 -- Lexington Corporate Properties, Inc. (NYSE:LXP), a real estate investment trust, today announced that Ross Stores, Inc. has filed a motion in California state court to confirm an arbitration decision issued in connection with its exercise of an option to acquire Lexington's Newark, California property. Lexington intends vigorously to contest the motion on several grounds, including the failure of the arbitrator to disclose material information. Ross currently leases the property in dispute.

        The arbitration decision which Lexington plans to contest would allow Ross to purchase the property for $24.8 million on or about September 1, 1997. If the sale occurred, Lexington would recognize a gain on the sale of approximately $400,000. However, because Lexington does not believe that it would be able to achieve a rate of return on reinvestment of the sale proceeds which would fully offset the $3.25 million of annual rental revenue currently generated by the property, the sale, if concluded, would be expected to result in decreases in Lexington's net income and funds from operations. Management believes that one or more transactions currently contemplated by the Company should have the effect of offsetting any such decreases. For example, Lexington intends to lower interest expense by refinancing, or otherwise prepaying, mortgage debt secured by its property in Salt Lake City, Utah. This debt currently bears interest a 12.90% per year, has a current outstanding balance of approximately $22.8 million and requires annual debt service payments of approximately $4.3 million, or 18.9% of the outstanding balance.








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COMMENTS FROM MANAGEMENT

        Commenting on the pending motion, T. Wilson Eglin, President and Chief Operating Officer, said "As we continue to implement our business plan, grow our portfolio and refinance existing debt on more favorable terms, the financial effect of any potential property sale should be mitigated. While we are hopeful, based on the facts, that the court will ultimately rule in our favor, we considered the possibility of a negative outcome prior to increasing our quarterly common stock dividend from $0.28 per share to $0.29 per share."

        Lexington Corporate Properties, Inc. is a self-managed and self-administered real estate investment trust that owns and manages a 5.3 million square foot portfolio of 39 triple-net-lease properties, and minority interests in two additional properties. The Company's properties, which are located in 23 states, include warehouses, distribution centers, manufacturing facilities and office and retail properties net-leased to tenants such as ITT Hartford, Honeywell, Federal Express and Wal-Mart. Shares of Lexington common stock closed Tuesday, February 4, 1997, at $14.625 per share. Lexington, which pays an annualized dividend of $1.16 per share, has approximately 10.1 million preferred and common shares outstanding and approximately 2.5 million operating partnership units outstanding, substantially all of which carry a current distribution level at or below the level paid in respect of the Company's common stock and which are exchangeable into common stock.

 For more information on Lexington Corporate Properties, via fax at no charge, dial 1-800-PRO-INFO and enter company code 093 or ticker symbol LXP.



                                     # # #


This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.